Exhibit 3.128

OPERATING AGREEMENT

OF

MATTHEWS REAL ESTATE HOLDINGS LLC

This OPERATING AGREEMENT (this “Agreement”) of Matthews Real Estate Holdings LLC, a North Carolina limited liability company (the “Company”), is made effective as of January 13, 2016, by Family Dollar Stores, Inc., a Delaware corporation, its sole member (the “Member”).

1.                                      Formation of the Company.  The Member has formed a limited liability company under the North Carolina Limited Liability Company Act, as it may be amended from time to time (the “Act”), pursuant to this Agreement and the articles of organization (the “Articles”), which was filed with the North Carolina Secretary of State on January 13, 2016.

2.                                      Name of the Company.  The name of the Company stated in the Articles and the limited liability company governed by this Agreement is “Matthews Real Estate Holdings LLC” or such other name as the Member may from time to time hereafter designate.

3.                                      Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.                                      Principal Place of Business; Registered Agent and Registered Office.

(a)                                 The principal office of the Company shall be 10401 Monroe Road, Matthews, NC 28105, or such other place as the Member may determine from time to time.  Any such additional offices as the Member may determine to establish shall be located at such place or places inside or outside the State of North Carolina as the Member may designate from time to time.

(b)                                 The name of the Company’s registered agent and address of the Company’s registered office in the State of North Carolina shall be CT Corporation System, 150 Fayetteville St., Box 1011, Raleigh, NC 27601.  The registered agent and registered office may be changed from time to time by filing the name of the new registered agent and/or the address of the new registered office with the appropriate authority as required by applicable law.

5.                                      Membership Interests.  The Member shall own 100% of the membership interests in the Company (the “Membership Interests”) as set forth on Schedule I.

6.                                      Capital Contributions. In connection with the execution of this Agreement, the Member is making a capital contribution to the Company as set forth on Schedule I.  The

Member, in its sole discretion, may, but shall not be obligated to, make additional capital contributions to the Company from time to time.  Schedule I shall be amended from time to time by the Member to reflect the actual amounts of the capital contributions made by the Member to the Company.

7.                                      Distributions.  Distributions shall be made at such times and in such amounts as determined by the Member.

8.                                      Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated in a manner determined by the Member.

9.                                      Management of the Company.

(a)                                 Subject to the delegation of rights and powers provided for herein, management of the Company shall be vested exclusively in the Member, who shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to carry out the purposes and business of the Company and is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement.

(b)                                 The Member shall have sole discretion regarding the appointment, quantity, titles, duties, power and removal of all officers, Authorized Agents (as defined below), and agents of the Company.

10.                               Execution of Contracts, Assignments, Certificates, etc.  By execution of this Agreement, the Member ratifies and confirms the Articles and the action of Phillip Kennedy, Esq., as the authorized organizer, in connection with the filing of the Articles with the North Carolina Secretary of State and the appointment of the Member as the sole member of the Company.  This authorization terminated upon the appointment of the Member as the sole member of the Company.  For purposes of this Agreement, each of the Chief Executive Officer, any President, Chief Administrative Officer, Chief Financial Officer, Chief Operating Officer, any Vice President, any Treasurer, any Secretary, any Assistant Secretary or any Assistant Treasurer of the Member, is hereby designated as an authorized agent (an “Authorized Agent”) of the Company.  In addition, each Authorized Agent of the Company is hereby appointed an officer of the Company in the same capacity as such person has with the Member.

(a)                                 All contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by a Member, an officer or an Authorized Agent of the Company.

(b)                                 An Authorized Agent shall execute, deliver and file any amendments to and/or restatements of the Articles and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the North Carolina Secretary of State with respect to the Company.  An Authorized Agent shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(c)                                  Each officer and Authorized Agent be, and each hereby is, authorized, empowered and directed to open bank accounts on behalf of the Company in such banks, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Company (or of such other entities) on deposit in such accounts, as may be deemed by such officer or Authorized Agent to be necessary, appropriate or otherwise in the best interest of the Company.

(d)                                 Each officer and Authorized Agent be, and each hereby is, authorized, empowered and directed to execute any form of required resolution necessary to open any such bank accounts, such resolutions being hereby incorporated into this resolution by reference and duly approved and affirmed hereby.

11.                               Limitations on Authority.  The authority of the Member over the conduct of the business and affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

12.                               Administrative Matters.

(a)                                 The Member is the sole member of the Company.  Accordingly, for U.S. federal income tax purposes, the Company shall be disregarded as an entity separate from the Member, and the assets and liabilities and all items of income, gain, loss and deduction shall be treated as the assets and liabilities and items of income, gain, loss and deduction of the Member.

(b)                                 The fiscal year of the Company shall be the same as the fiscal year of the Member.

(c)                                  The Member’s Membership Interest shall be uncertificated.

13.                               Indemnification.  The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless the Member, and each officer, Authorized Agent and employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a Member, officer, Authorized Agent or employee of the Company.

14.                               Dissolution.

(a)                                 Subject to the provisions of Section 14(b), the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i)                                     the written consent of the Member to such effect; or

(ii)                                  any event requiring dissolution under the Act.

(b)                                 Upon dissolution of the Company, the Member shall promptly wind up the affairs of the Company in accordance with the Act and any other applicable law.  Following the winding up of the Company, the Member shall be responsible for filing, if necessary, a certificate of cancellation with the North Carolina Secretary of State, together with any other documents required to terminate the Company and its legal existence.  The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

15.                               Consents.  Any action that may be taken by the Member at a meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Member, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Member was entitled to vote thereon and was present and voted.

16.                               Severability.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

17.                               Amendments.  Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Member to such effect.

18.                               Governing Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of North Carolina.

19.                               Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

20.                               No Benefit of Creditors.  The provisions of this Agreement are intended only for the regulation of relations among Members and between Members and former or prospective Members and the Company.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

Family Dollar Stores, Inc.

By:	/s/ Kevin S. Wampler
	Name:	Kevin S. Wampler
	Title:	Executive Vice President &
Chief Financial Officer

[Operating Agreement of Matthews Real Estate Holdings LLC Signature Page]

SCHEDULE I

Member	Membership Interest	Capital Contribution
Family Dollar Stores, Inc.	100%	$100.00